Exhibit 14.1

MOSSIMO, INC.

CODE OF BUSINESS CONDUCT

April 26, 2004

Mossimo, Inc.’s Code of Business Conduct (“Code”) sets forth the guiding principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors and with each other is intended as an overview of the Company’s guiding principles and not as a restatement of Company policies and procedures.

This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person’s good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. Because our business depends upon the reputation of the Company and its directors, officers and employees for integrity and principled business conduct, in many instances this Code goes beyond the requirements of the law.

These principles apply to all directors, officers and employees of Mossimo. It is the obligation of each and every director, officer and employee of Mossimo to become familiar with the goals and policies of the Company and integrate them into every aspect of our business. Our ethics are ultimately determined by all of us as we do our daily jobs. Our standard has been, and will continue to be, that of the highest ethical conduct.

1.             Complying With Law and Code

All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the United States and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations of which are applicable to the Company (collectively, the “Laws”).

Such legal compliance should include, without limitation, compliance with the “insider trading” prohibitions applicable to the Company and its employees, officers, and directors. Generally, employees, officers, and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell, or otherwise trade in the Company’s securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Company’s securities. Company employees, officers, and directors are directed to discuss any questions they may have regarding the applicability of such “insider trading” prohibitions with the Company’s Chief Financial Officer.

Please consult with the Company’s Chief Executive Officer or Chief Financial Officer immediately if you have questions about any of the Laws.

2.             Conflicts of Interest

All employees, officers, and directors of the Company should be scrupulous in avoiding a conflict of interest with the Company’s interests (a “Conflict of Interest”). A Conflict of Interest exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A Conflict of Interest can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. A Conflict of Interest may also arise when an employee, officer, or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party.

Conflicts of Interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors of the Company (the “Board”) or committees of the Board. Conflicts of Interest may not always be clear-cut, so if you have any questions, you should immediately consult with the Company’s Chief Executive Officer or Chief Operating Officer. Any employee, officer, or director who becomes aware of a Conflict of Interest or a Potential Conflict of Interest should bring it to the attention of a supervisor, manager, other appropriate personnel, Chief Executive Officer or Chief Financial Officer.

3.             Corporate Opportunity

Employees, officers, and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company.

Employees, officers, and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.             Confidentiality

Employees, officers, and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company or required by laws, regulations, or legal proceedings. Whenever feasible, employees, officers, and directors should consult with the Company’s Chief Executive Officer or Chief Financial Officer if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

5.             Fair Dealing

Each employee, officer, and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers, and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

6.             Protection And Proper Use Of Company Assets

All employees, officers, and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

7.             Reporting Any illegal Or Unethical Behavior

Employees are encouraged to talk to supervisors, managers, or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers, and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers, or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact the Company’s Chief Executive Officer or Chief Financial Officer. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

8.             No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers, and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

9.             Special Ethics Obligations For Employees with Financial Reporting Responsibilities

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission (the “Commission”) be accurate and timely. Depending on their position with the Company, an employee, officer, or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers, and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

The Accounting Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of Mossimo. The Chief Executive Officer, the Chief Financial Officer and the Accounting Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the company as a whole that ensures the fair and timely reporting of Mossimo’s financial results and condition. Because of this special role, the Chief Executive Officer, the Chief Financial Officer and all members of Mossimo’s Accounting Department are bound by the following Financial Officer Code of Ethics, and each agrees that he or she will:

•                                          Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•                                          Provide information that is accurate, timely, and understandable disclosure in reports and documents that Mossimo files with, or submits to, government agencies and in other public communications.

•                                          Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•                                          Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

•                                          Share knowledge and maintain skills important and relevant to stakeholder’s needs.

•                                          Proactively promote and be an example of ethical behavior.

•                                          Achieve responsible use of and control over all assets and resources employed or entrusted.

•                                          Promptly report to the Chairman of the Audit committee any conduct that the individual believes to be a violation of law or business ethics or of any provisions of the Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

10.           Violations

Violations of this Code, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. If you believe that a violation of the Code has occurred, please contact the Audit Committee of the Board of Directors.

11.           Amendment, Modification And Waiver

This Code may be amended, modified or waived by the Board, subject to the disclosure and other provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules thereunder. The Company shall immediately disclose of any change to, or waiver from, this Code for its principal executive officer, chief operating officer, and senior financial officers in accordance with the Exchange Act and the rules and regulations of the Commission.

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MOSSIMO, INC.

CORPORATE SECRETARY’S

CERTIFICATE OF ADOPTION

The undersigned, being the duly acting and appointed Secretary of Mossimo, Inc. a Delaware corporation, hereby certifies that effective April 26, 2004, the Board of Directors of this corporation duly adopted the attached Code of Business Conduct.

Dated: April 26, 2004

, Secretary